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                                                                       Exhibit 5
                       OPINION OF LEDGEWOOD LAW FIRM, P.C.


                                 December 4, 1998


JeffBanks, Inc.
1845 Walnut Street
Philadelphia, PA  19103

Ladies and Gentlemen:
      We have acted as counsel to JeffBanks, Inc. ("JBI") in connection with the preparation and filing by JBI of a registration statement on Form S-3
(Registration No. 333-    ) (the "Registration Statement") with respect to
registration of 99,291 shares of JBI Common Stock, $1.00 per share par value, (the "Common Stock") by persons ("Selling shareholders") who received such shares pursuant to an Agreement and Plan of Merger dated August 14, 1998 among JBI, Pioneer Mortgage, Inc. and JeffBanks Acquisitioncorp. VI, Inc. In connection therewith, you have requested our opinion as to certain matters referred to below.

      In our capacity as such counsel, we have familiarized ourselves with the actions taken by JBI in connection with the issuance and registration of the Common Stock. We have examined the originals or certified copies of such records, agreements, certificates of public officials and others, and such other documents, including the Registration Statement, as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures on original documents and the authenticity of all documents submitted to us as originals, the conformity to original documents of all copies submitted to us as conformed or photostatic copies, and the authenticity of the originals of such latter documents. We are attorneys admitted to practice before the courts of the United States and the courts of the Commonwealth of Pennsylvania and, accordingly, we express no opinion with respect to matters governed by the laws of any jurisdiction other than the federal laws of the United States or the internal laws of the Commonwealth of Pennsylvania.

      Based upon and subject to the foregoing, we are of the opinion that:

      1. JBI is a corporation which has been duly formed, is validly existing and is in good standing under the laws of the Commonwealth of Pennsylvania. At the time the Common Stock was issued to the Selling Shareholders, JBI had full power and authority to do so.

      2. The Common Stock has been validly issued and is fully paid and non-assessable.

      We consent to the reference to this opinion and to Ledgewood Law Firm, P.C. in the Prospectus included as part of the Registration Statement, and to the inclusion of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Ledgewood Law Firm, P.C.
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LEDGEWOOD LAW FIRM, P.C.